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                                                                    EXHIBIT 11.1

                                      PIXAR

                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE

                                   (UNAUDITED)


                                                             Three Months Ended            Six Months Ended
                                                                  June 30,                      June 30,
                                                            1996            1995          1996           1995
                                                           -------        -------        -------        -------
Weighted average number of shares outstanding:
    Preferred stock                                             --         20,000             --         20,000
    Common stock  and common equivalent shares              38,350         10,000         38,318         10,000
Number of common shares issued in accordance with
    Staff Accounting Bulletin No. 83                            --          9,671             --          9,669
Common stock equivalents                                     8,652             --          8,710             --
                                                           -------        -------        -------        -------

Total shares used in computing net income per share         47,002         39,671         47,028         39,669
                                                           =======        =======        =======        =======

Net income                                                 $ 4,790        $ 5,123        $11,069        $ 4,450
                                                           =======        =======        =======        =======

Net income per share                                       $  0.10        $  0.13        $  0.24        $  0.11
                                                           =======        =======        =======        =======



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